UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERCEPTRON INC.

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Global Perceptron Team –

Earlier today, we announced that Perceptron is being acquired by Atlas Copco, a large global industrial company. The transaction is valued at $7.00 per share and represents a substantial premium to our current (and year-to-date low) stock price. The deal is subject to shareholder and regulatory approvals, but we expect it to close by the end of this calendar year. The full press release can be found here: https://finance.yahoo.com/news/perceptron-enters-definitive-agreement-acquired-110000337.html

This is an exciting development for our company. Since joining the Board, becoming Chairman and ultimately stepping-in as Interim CEO, I have talked openly about the need for Perceptron to find ways to re-accelerate our growth. This acquisition positions us well to do exactly that. Headquartered in Stockholm, Sweden, Atlas Copco has 39,000 employees worldwide and generated over $11 billion in sales last year. The company has been traded on the Swedish stock exchange since 1920 and has a market value of approximately $48 billion. Perceptron will become part of the Machine Vision Solutions division which also consists of ISRA Vision and Quiss, which are great complements to Perceptron’s technology platforms. Atlas Copco’s aim is to, together with Perceptron, create a strong offering in machine vision solutions and extending the Smart Factory Automation business segment. The Machine Vision Solutions Division is part of one of Atlas Copco’s four Business Areas called Industrial Technique. This Business Area’s president is Henrik Elmin, who was responsible for the acquisition of Perceptron. You can find more about Atlas Copco here: https://www.atlascopcogroup.com/en

Over the course of the day Tuesday, we will be holding in-person town hall meetings in Plymouth, Bruzolo, Munich and Shanghai. Dial-in numbers will also be distributed for those who are working remotely. At each meeting we will also have a member of Atlas Copco’s leadership team on-site. Please watch your email today for an invitation to your specific town hall.

Until the deal closes, everyone should continue working as you always have. We still have customers to serve, products to build, and new platforms to develop. If you have any questions, please feel from to reach-out to any member of the Senior Leadership Team, including Bill Roeschlein or me.

Thanks to all of you for everything you do! I look forward to sharing more details with you as they develop.

Jay

FORWARD LOOKING STATEMENTS

The proposed merger is subject to certain conditions precedent, including regulatory approvals and approval of the Company’s shareholders. The Company cannot provide any assurance that the proposed merger will be completed, nor can it give assurances as to the terms on which such proposed merger will be consummated.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. In connection with the proposed merger, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each shareholder entitled to vote at the annual or special meeting relating to the proposed merger. This communication is not a substitute for the proxy statement or any other document filed or to be filed by the Company with the SEC in connection with the proposed merger. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. The definitive proxy statement and other documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.

PARTICIPANTS IN SOLICITATION

The Company and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the proposed merger under the rules of the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC. Information about the directors and executive officers of the Company may be found in the Company’s definitive proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on September 27, 2019. These documents can be obtained free of charge from the source indicated above. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2019 annual meeting of shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov or the Company’s website at www.perceptron.com Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.